UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Under § 240.14a-12

PEOPLESOFT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies: (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

FOR IMMEDIATE RELEASE THURSDAY, FEBRUARY 26, 2004 WWW.USDOJ.GOV	AT (202) 514-2007 TDD (202) 514-1888

JUSTICE DEPARTMENT FILING LAWSUIT TO BLOCK
ORACLE’S PROPOSED ACQUISITION OF PEOPLESOFT

Deal Would Result in Higher Prices, Less Innovation and Fewer Choices

     WASHINGTON, D.C. – The Department of Justice is filing a civil antitrust lawsuit today in U.S. District Court in San Francisco to block Oracle Corp.’s attempt to acquire PeopleSoft Inc. The Department said that if the merger were allowed to proceed, it would eliminate competition between two of the nation’s leading providers of human resource and financial management enterprise software applications, resulting in higher prices, less innovation and fewer choices for the businesses, government agencies, and other organizations that depend on this type of software.

     The Attorneys General of Hawaii, Maryland, Massachusetts, Minnesota, New York, North Dakota, and Texas are joining the Department’s lawsuit.

     “We believe this transaction is anticompetitive–pure and simple,” said R. Hewitt Pate, Assistant Attorney General in charge of the Department’s Antitrust Division. “Under any traditional merger analysis this deal substantially lessens competition in an important market. Blocking this deal protects competition that benefits major businesses, as well as government agencies that depend on competition to get the best value for taxpayers’ dollars.”

     In today’s global economy, an organization’s ability to reduce its operating costs is vital to its success, whether that organization is a large corporation, a government agency, or a non-profit organization. To reduce costs and improve overall efficiency, these large enterprises must automate their essential financial management and human resource functions, through the careful selection and implementation of software solutions that can be configured to their individual needs and that can perform these important functions seamlessly and simultaneously across multiple divisions or subsidiaries, multiple lines of business, and multiple legal jurisdictions.

     Oracle, PeopleSoft and one other company, SAP, are the only companies that currently compete to develop and sell the high-function integrated human resource management and financial management services software that meets the needs of these large enterprises. Consequently, Oracle and PeopleSoft frequently engage in head-to-head competition during the complicated and lengthy bidding process through which these software solutions are purchased, with customers benefitting from aggressive price discounts and more innovative software as a result.

     “Large companies, institutions, organizations and government entities depend on competition to provide and maintain enterprise software that is critical to their efficient and cost-effective day-to-day operations,” added Pate. “This lawsuit seeks to ensure that there will continue to be vigorous competition in this important industry.”

     Oracle Corp., headquartered in Redwood City, California, is a Delaware corporation. In 2003, Oracle earned more than $9 billion in revenues, including more than $2 billion of total revenues related to enterprise software applications.

     PeopleSoft Inc., headquartered in Pleasanton, California, is a Delaware corporation. PeopleSoft earned more than $2 billion in revenues in 2003, comprised entirely of enterprise software applications related revenues.

###

04-117

JUSTICE DEPARTMENT SUES TO BLOCK ORACLE’S OFFER FOR PEOPLESOFT

PLEASANTON, Calif. — February 26, 2004 — PeopleSoft, Inc. (Nasdaq: PSFT) today commented on the decision of the Antitrust Division of the United States Department of Justice (DOJ) to sue Oracle Corporation (Nasdaq: ORCL) to block its unsolicited tender offer for PeopleSoft.

PeopleSoft President and Chief Executive Officer Craig Conway said, “Now that the antitrust day of reckoning has arrived and the Justice Department has announced its decision to sue to block the transaction, it is time for Oracle to abandon its efforts to acquire the Company. Both companies should now devote all of their energy to competing in the marketplace to provide better products and services for customers. That’s the PeopleSoft way of creating greater value for our stockholders.”

The Company noted that the decisions of the DOJ and numerous state attorneys general to sue to block Oracle’s unsolicited tender offer confirm the PeopleSoft Board’s position. The Board has consistently stated that the proposed combination of PeopleSoft and Oracle faces substantial regulatory scrutiny and the significant likelihood that the transaction will be prohibited under antitrust law.

Citigroup Global Markets Inc. and Goldman, Sachs & Co. are financial advisors to PeopleSoft.

About PeopleSoft

PeopleSoft (Nasdaq: PSFT) is the world’s second largest provider of enterprise application software with 12,100 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

Important Additional Information

PeopleSoft has filed a definitive proxy statement on Schedule 14A with the SEC in connection with its Board of Directors’ solicitation of proxies for the 2004 Annual Meeting of Stockholders. PeopleSoft also has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer. PeopleSoft stockholders should read the Schedule 14D-9 and the 2004 Proxy Statement (including any amendments or supplements to such documents) because these documents contain important information. The 2004 Proxy Statement, the Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

Contacts:

Steve Swasey
PeopleSoft, Inc.
Public Relations
(925) 694-5230
steve_swasey@peoplesoft.com

Bob Okunski
PeopleSoft, Inc.
Investor Relations
(877) 528-7413
bob_okunski@peoplesoft.com

Joele Frank/Susan Stillings
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
jf@joelefrank.com/sts@joelefrank.com

# # #